Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 21, 2025 (except for Note 20, as to which the date of our report is May 30, 2025), with respect to the consolidated financial statements and internal control over financial reporting, included in the Current Report of Unisys Corporation on Form 8-K. We consent to the incorporation by reference of said reports in the Registration Statements of Unisys Corporation on Forms S-8 (Nos. 333-231642, 333-271714, 333-279171 and 333-271715).
/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
May 30, 2025